Exhibit 3.53
C&S 510 (9-92)(as amended by MCP&S, 9-93)/DER82\218582.3

MICHIGAN DEPARTMENT OF COMMERCE — CORPORATION AND SECURITIES BUREAU
Date Received JUL 14 1995	(FOR BUREAU USE ONLY) FILED JUL 14 1995 Administrator MICHIGAN DEPARTMENT OF COMMERCE Corporation & Securities Bureau EFFECTIVE DATE:

Name Michael R. Atkins, Esq.
Address One Michigan Avenue, Suite 900
City State ZIP CODE Lansing Michigan 48933

DOCUMENT WILL BE RETURNED TO NAME AND ADDRESS INDICATED ABOVE
RESTATED ARTICLES OF INCORPORATION
For use by Domestic Profit Corporations
     Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Restated Articles:

1.	The present name of the corporation is: VOYAGER INFORMATION NETWORKS, INC;
2.	The corporation Identification number (CID) assigned by the Bureau is:	1	3	1	—	5	3	7
3.	All former names of the corporation are: NOT APPLICABLE

4.	The date of filling the original Articles of Incorporation was June 16, 1994

The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation:

ARTICLE I	The name of the corporation is VOYAGER INFORMATION NETWORKS, INC.

ARTICLE II	The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan (the “Act”).
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ARTICLE III	The total authorized shares is:

1. Common shares: 30,000

Preferred shares: 30,000

2. A statement of the applicable rights, preferences and limitations of the shares of each class is set forth in Article VII.

ARTICLE IV	The current address and mailing address of the registered office is:

600 W. St. Joseph Lansing, Michigan 48933

The name of the current resident agent at the registered office is David Ellis.

ARTICLE V	A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate or limit the liability of a director for any of the following:

(a) any breach of the director’s duty of loyalty to the corporation or its shareholders;

(b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c) a violation of Section 551(1) of the Act;

(d) a transaction from which the director derived an improper personal benefit; or

(e) an act or omission occurring prior to the date when this article becomes effective.

Any repeal, amendment or other modification of this Article shall not increase the liability or alleged liability of any director of the corporation then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. If the Act is subsequently amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent permitted by the Act as so amended.

ARTICLE VI	Any action required or permitted by the Act, these Articles or the Bylaws of the corporation to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of all of the outstanding shares entitled to vote on the action. The written consents shall bear the date of signature of each shareholder who signs the consent.

ARTICLE VII
Two Thousand Six Hundred Ninety-Six (2,696) shares of the Preferred Stock of the Company shall be designated as the Series A Preferred Stock (the “Preferred Stock”) having the preferences, voting powers, qualifications, special or relative rights or privileges as follows:

Section 1. Ordinary Dividends. The holders of the Preferred Stock shall be entitled to receive dividends payable on each share of Preferred Stock when, as and if declared by the Company’s Board of Directors out of funds legally available therefor. No dividends may be paid on, nor may any other distribution be made upon, any shares of capital stock of the Company (other than the Preferred Stock) unless at the same time the Company shall declare and pay any equivalent dividend with respect to the Preferred Stock. In the event the Board of Directors of the Company shall declare a dividend payable upon the outstanding shares of the Company’s Common Stock, the holders of the Preferred Stock shall be entitled to the same amount of dividends per share of the Preferred Stock as such holders would have been entitled had such holders’ shares of Preferred Stock been fully converted into shares of Common Stock pursuant to the provisions of Section 4 of this Article VII as of the record date for the determination of holders of shares of the Common Stock entitled to receive such dividend.

Section 2. Liquidation, Dissolution or Winding Up.

(a) Distributions to Holders of Preferred Stock. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of each share of Preferred Stock outstanding shall be entitled to be paid out of the assets of the Company available for distribution to stockholders before any payment shall be made to the holders of any class of Common Stock or of any stock ranking on liquidation junior to the Preferred Stock an amount equal to Seven Hundred Forty-One dollars and 84/100 ($741.84) Dollars per share of Preferred Stock held (appropriately adjusted for stock splits, stock dividends and the like) plus any declared but unpaid dividends thereon. After such payment shall have been made in full to such holders of Preferred Stock, or funds necessary for such payment shall have been set aside by the Company in trust for the account of such holders so as to be available for such payment, any assets remaining available for distribution shall be distributed ratably among the holders of the Common Stock based upon the number of shares of Common Stock then held by each holder of Common Stock. If upon any liquidation, dissolution, or winding up of the Company, the assets to be distributed to the holders of the Preferred Stock under the foregoing shall be insufficient to permit payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Company available for distribution to such holders shall be distributed to such holders pro rata, so that each holder receives that portion of the assets available for distribution as the number of shares of Preferred Stock held by such holder bears to the total number of shares of Preferred Stock then outstanding.

(b) Deemed liquidations. A consolidation or merger of the Company other than a consolidation or merger upon consummation of which the holders of voting securities of the Company immediately prior to such transaction continue to own directly or indirectly not less than a majority of the voting power of the surviving corporation) or a sale of all or substantially all of the assets of the Company or other similar transaction shell be regarded as a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 2.
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Section 3. Voting Rights. Except as otherwise expressly provided herein or as required by law, the holder of each share of the Preferred Stock shall be entitled to vote on all matters. Each share of Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which each share of Preferred Stock is convertible in accordance with the terms of Section 4 of this Article VII at the record date for the determination of stockholders entitled to vote on such matter or. if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein (including without limitation the provisions of Section 5 of this Article VII) or as required by law, the holders of shares of Preferred Stock and the Common Stock shall vote together as a single class on all matters.

Section 4. Conversion. The holders of the Preferred Stock shall have the following conversion rights:
(a) Right to Convert. Subject to and in compliance with the provisions of this Section 4, each share of the Preferred Stock shall be convertible, at the option of the holder thereof, without the payment of any additional consideration by the holder thereof, into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of the Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 4(c) by the number of shares of Preferred Stock being converted.

(b) Automatic Conversion.

(i) Each share of Preferred Stock outstanding shall automatically be converted into the number of shares of Common Stock into which such shares are convertible upon application of the then effective Applicable Conversion Rate immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the capital stock of the Company in which the gross proceeds received by the Company exceed $20,000,000 at a sale price to the public of at least $2,598.44 per share (appropriately adjusted in the event of any Extraordinary Common Stock Event, as hereinafter defined).

(ii) Upon the occurrence of any event specified in Section (4)(b)(i), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Preferred Stock being converted are either delivered to the Company or any transfer agent, as hereinafter provided, or the holder notifies the Company or any transfer agent, as hereinafter provided, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

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Upon the occurrence of the automatic conversion of all of the outstanding Preferred Stock, the holders of the Preferred Stock shall surrender the certificates representing such shares at the office of the Company or of any transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred and cash as provided in Section 4(1) below in respect of any fraction of a share of Common Stock issuable upon such automatic conversion.

(c) Applicable Conversion Rate. The conversion rate in effect at any time (the “Applicable Conversion Date”) shall equal the quotient obtained by dividing $741.84 by the Applicable Conversion Value, calculated as hereinafter provided.

(d) Applicable Conversion Value. The Applicable Conversion Value in effect initially, and until adjusted in accordance with Section 4(e) or 4(f) hereof, shall be $741.84.

(e) Adjustment to Applicable Conversion Value. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by dividing the then effective Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately after such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately prior to such Extraordinary Common Stock Event, and the quotient so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. “Extraordinary Common Stock Event” shall mean (i) the issuance of additional shares of Common Stock of any class as a dividend or other distribution on outstanding Common Stock, (ii) the subdivision of outstanding shares of Common Stock of any class into a greater number of shares of Common Stock, or (iii) the combination of outstanding shares of Common Stock of any class into a smaller number of shares of Common Stock.

(f) Adjustments for Diluting issues.

(i) Except as provided below in this paragraph (i) of this Section 4(f), if the Company shall issue any additional shares of Common Stock of any class at a price per share less than the Applicable Conversion Value in effect for the Preferred Stock immediately prior to such issuance or sale, then in each such case such Applicable Conversion Value shall be reduced to such lower price.

The Company’s issuing, delivering from treasury or granting stock options, with the approval of the Board of Directors, to directors, officers, employees or consultants of the Company for up to an aggregate of 538 shares of Common Stock shall not be deemed an issuance of additional shares of Common Stock for the purposes of this Section 4(f). The maximum number of shares which shall not be deemed to be an issuance of additional shares pursuant to the foregoing shall be subject to

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appropriate adjustment with respect to any unissued shares in the event of any Extraordinary Common Stock Event.

For purposes of this Section 4(f) of Article VII, If a part or all of the consideration received by the Company in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described below in paragraph (ii) of this Section 4(f) consists of property other than cash, such consideration shall be deemed to have the same value as is recorded on the books of the Company with respect to receipt of such property so long as such recorded value was determined reasonably and in good faith, and shall otherwise be deemed to have a value equal to its fair market value. This Section 4(f) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event.

(ii) For the purpose of this Section 4(f), the issuance of any warrants, options or other subscription or purchase rights with respect to shares of Common Stock of any class and the issuance of any securities convertible into shares of Common Stock of any class or the issuance of any warrants, options or any rights with respect to such convertible securities) shall be deemed an issuance at such time of such Common Stock if the Net Consideration Per Share which may be received by the Company for such Common Stock (as hereinafter determined) shall be less than the Applicable Conversion Value at the time of such issuance and, except as hereinafter provided, an adjustment in the Applicable Conversion Value shall be made upon each such issuance in the manner provided in paragraph (i) of this Section 4(f) as if such Common Stock were issued at such Net Consideration Per Share. No adjustment of the Applicable Conversion Value shall be made under this Section 4(f) upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion, or exchange rights in any convertible securities if any adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Applicable Conversion Value with respect to this paragraph (ii) of this Section 4(f) shall be disregarded if, as and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are cancelled without having been exercised, so that the Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value in effect immediately prior to the time of the issuance of the expired or cancelled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Applicable Conversion Value had the expired or cancelled warrants, options, rights or convertible securities not been issued. In the event that the terms of any warrants, options, other subscription or purchase rights or convertible securities previously issued by the Company are changed (whether by their terms or for any other reason) so as to change the Net Consideration Per Share payable with respect thereto (whether or not the issuance of such warrants, options, rights or convertible securities originally gave rise to an adjustment of the Applicable Conversion Value), the Applicable Conversion Value shall be recomputed as of the date of such change, so that the Applicable Conversion Value effective immediately upon such change shall be equal to the Applicable Conversion Value in effect at the

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time of the issuance of the warrants, options, rights or convertible securities subject to such change, adjusted for the issuance thereof in accordance with the terms thereof after giving effect to such change, and with such additional adjustments as would have been made to that Applicable Conversion Value had the warrants, options, rights or convertible securities been issued on such changed terms. For purposes of this paragraph (ii), the Net Consideration Per Share which may be received by the Company shall be determined as follows:

(A) The Net Consideration Per Share shall mean the amount equal to the total amount of consideration, if any, received by the Company for the issuance of such warrants, options, rights or convertible securities, plus the minimum amount of consideration, if any, payable to the Company upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants options, subscriptions, or other purchase rights or convertible securities were exercised or converted at such net consideration per share.

(B) The Net Consideration Per Share which may be received by the Company shall be determined in each instance as of the date of issuance of warrants, options, rights or convertible securities without giving effect to any possible future price adjustments or rate adjustments which may be applicable with respect to such warrants, options, rights or convertible securities and which are contingent upon future events; provided that in the case of an adjustment to be made as a result of a change in terms of such warrants, options, rights or convertible securities, the Net consideration Per Share shall be determined as of the date of such change.

(g) Adjustments for Distributions. In the event the Company shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then in each such event lawful and adequate provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of the securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined), retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

(h) Adjustments for Reclassification. If the Common Stock assumable upon the conversion of the Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than an Extraordinary Common Stock Event, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have

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been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(i) Adjustments for Reorganizations. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of the Company with or into another company or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that if the Company is not the surviving company, the Preferred Stock shall be converted into preferred stock of the surviving company having equivalent preferences, rights end privileges except that in lieu of being able to convert into shares of Common Stock of the Company or the successor company the holders of the Preferred Stock (including any such preferred Stock issued upon conversion of the Preferred Stock) shall thereafter be entitled to receive upon conversion of the Preferred Stock (including any such preferred stock issued upon conversion of the Preferred Stock) the number of shares of stock or other securities or property of the Company or of the successor company resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock Immediately prior to the capital reorganization, merger, consolidation or sale would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Preferred Stock (including any such preferred stock issued upon conversion of the Preferred Stock) after the reorganization, merger, consolidation regular to the end that the provisions of this Section 4 (including without limitation provisions for adjustment of the Applicable Conversion Value and the number of shares purchasable upon conversion of the Preferred Stock or such preferred stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Preferred Stock or such preferred stock.

Each holder of Preferred Stock upon the occurrence of a capital reorganization, merger or consolidation of the Company or the sale of all or substantially all its assets and properties as such events are more fully set forth in the first paragraph of this Section 4(i) shall have the option of electing treatment of his shares of Preferred Stock under either this Section 4(i) or Section 2(b) hereof, except as otherwise provided in said Section 2(b), notice of which election shall be submitted in writing to the Company at its principal offices no later than 10 days before the effective date of such event, provided that any such notice shall be effective if given not later than 15 days after the date of the Company’s notice, pursuant to Section 7, with respect to such event.

(J) Certificate as to Adjustments. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Company will promptly furnish each holder of Preferred Stock with a certificate, prepared by the chief financial officer of the Company, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

(k) Mechanic of Conversion. To exercise its conversion privilege, a holder of Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Company at its principal office, and shall give written notice

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to the Company at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. The date when such written notice is received by the Company together with the certificate or certificates representing the shares of Preferred Stock being converted, shall be the “Conversion Date.” As promptly as practicable after the Conversion Date, the Company shall issue and shall deliver to the holder of the shares of Preferred Stock being converted, a certificate or certificates in such denominations as it may request in writing for the number of full shares of Common Stock issuable upon the conversion of such shares of Preferred Stock in accordance with the provisions of this Section 4 and cash as provided in Section 4(1) below in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of shares of Common Stock represented thereby.

(l) Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Preferred Stock, the Company shall pay to the holder of the shares of Preferred Stock which were converted a cash adjustment in respect to such fraction in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a manner prescribed by the Board of Directors) at the close of business on the Conversion Date.

(m) Partial Conversion. In the event some but not all of the shares of Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Preferred Stock which were not converted.

(n) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company, shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Section 5. Restrictions and Limitations. The Company shall not without the affirmative vote or written consent of the holders of a two-thirds majority of the then outstanding shares of the Preferred Stock:

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(i) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any share or shares of Preferred Stock other than pursuant to Section 2 hereof;

(ii) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any of the Common Stock of any class or any other capital stock of the Company other than the Preferred Stock or any of the Company’s options, warrants, or convertible or exchangeable securities, except that those provisions will not prohibit the Company from:

(A) repurchasing or redeeming any shares of capital stock owned by a deceased stockholder pursuant to an agreement with such stockholder requiring such repurchase or redemption; or

     (B) otherwise repurchasing shares of capital stock which are subject to an agreement or a provision in the Articles of Incorporation under which the Company has the right to repurchase the same; provided that the Company may not make any such repurchases which will result in payments of cash or other assets (other than a note) aggregating more than $50,000 in any calendar year without the approval of the Board of Directors;

(iii) Authorize or issue, or obligate itself to issue, any other equity security senior to or on a parity with the Preferred Stock as to liquidation preferences or dividend rights;

(iv) Increase or decrease (other than by conversion as permitted hereby) the total number of authorized shares of Preferred Stock;

(v) Authorize any merger or consolidation of the Company with or into any other company or entity, or authorize the sale of substantially all of the assets of the Company (as such term is defined in Section 2 hereof);

(vi) Authorize the liquidation, dissolution or winding up of the Company;

(vii) Declare or pay any dividend or make any distribution with respect to any share of capital stock of the Company; or

(viii) Amend the Articles of Incorporation or Bylaws of the Company in any manner that adversely affects the preferences, powers, rights or privileges of the holders of Preferred Stock.

Section 6. No Reisuance of Preferred Stock. No share or shares of the Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired, and eliminated from the shares which the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

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Section 7. Notices of Record Date. In the event (i) the Company establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other Company, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least 20 days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

Section 8. Other Rights. Except as otherwise provided in the Articles of Incorporation, as amended, shares of Preferred Stock and shares of Common Stock shall be identical in all respects (each share of Preferred Stock having equivalent rights to the number of shares of Common Stock into which it is then convertible), shall have the same powers, preferences and rights, without preference of any such class or share over any other such class or share, and shall be treated as single class of stock for all purposes.

Section 9. Miscellaneous.

(a) All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of delivery thereof by hand delivery, by courier, or by standard form of telecommunication, addressed: (i) if to the Company, to its principal executive office (Attention: President) and to the transfer agent, if any, for the Preferred Stock or other agent of the Company designated as permitted hereby or (ii) if to any holder of the Preferred Stock or Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Company (which may include the records of any transfer agent for the Preferred Stock or Common Stock, as the case may be) or (iii) to such other address as the Company or any such holder, as the case may be, shall have designated by notice similarly given.

(b) The term “Common Stock” as used herein means the Company’s Common Stock, no par value per share, as the same exists at the date of filing of these Restated Articles of Incorporation or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that, at any time as a result of an adjustment made pursuant to Section 4 hereof, the holder of any shares of the Preferred Stock upon thereafter surrendering such shares for conversion shall become entitled to receive any shares or other securities of the Company other than shares of Common Stock, the Applicable Conversion Rate in respect of such other shares or securities so receivable upon conversion of shares of Preferred Stock shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in Section 4 hereof, and the remaining provisions hereof with

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respect to the Common Stock shall apply on like or similar terms to any such other shares or securities.

(c) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Preferred Stock or shares of Common Stock or other securities issued on account of Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities are issued or delivered were registered or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(d) The Company may appoint, and from time to time discharge and change, a transfer agent of the Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Company shall send notice thereof by hand delivery, by courier, by standard form of telecommunications or by first class mail (postage prepaid), to each holder of record of Preferred Stock.

5.	COMPLETE SECTION (a) IF THE RESTATED ARTICLES WERE ADOPTED BY THE UNANIMOUS CONSENT OF THE INCORPORATORS BEFORE THE FIRST MEETING OF THE BOARD OF DIRECTORS; OTHERWISE, COMPLETE SECTION (b).

a. ☐	These Restated Articles of Incorporation were duly adopted on the ___ day of July, 1995, in accordance with the provisions of Section 642 of the Act by the unanimous consent of the Incorporators before the first meeting of the Board of directors.

Signed this day of July, 19__

(SIGNATURES OF INCORPORATORS, TYPE OR PRINT NAME UNDER EACH SIGNATURE)

b. ☑	These Restated Articles of Incorporation were duly adopted on the 14 day of July, 1995, in accordance with the provisions of Section 642 of the Act and (check one of the following)

☐    were duly adopted by the Board of Directors without a vote of the shareholders, These Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Articles of Incorporation as heretofore amended and there is no material discrepancy between those provisions and the provisions of these Restated Articles.

☐ were duly adopted by the shareholders. The necessary number of shares as required by statute were voted in favor of these Restated Articles.

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☐   were duly adopted by the written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

☑ were duly adopted by the written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.

Signed this 14th day of July, 1995.
/s/ David Ellis
(SIGNATURE)

David Ellis President
(TYPE OR PRINT NAME) (TYPE OR PRINT TITLE)

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